PROSPECTUS
                          Filed Pursuant to 424(b)(3)

                           Registration No. 333-64693


                                 249,999 Shares

                              LEGATO SYSTEMS, INC.

                                  Common Stock

                                -----------------

         This Prospectus relates to the public offering, which is not being underwritten, of 249,999 shares (the "Shares") of Common Stock, $0.0001 par value (the "Common Stock") of Legato Systems, Inc. (the "Company", "Legato" or the "Registrant").

         The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

         The Common Stock is traded on the Nasdaq National Market under the symbol "LGTO." Application has been made to list the shares on the Nasdaq National Market. On December 17, 1998, the closing bid price of the Company's Common Stock on the Nasdaq National Market was $53.75 per share.

                         ------------------------------

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are estimated to be $9,614. The aggregate price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

                         ------------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                          SEE "RISK FACTORS" ON PAGE 8.
                         ------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
            COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES
          OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is December 17, 1998

                          ----------------------------

                                TABLE OF CONTENTS

                                                                            Page

Available Information                                                         4
Information Incorporated by Reference                                         4
Forward-Looking Statements                                                    6
The Company                                                                   7
Recent Developments                                                           7
Risk Factors                                                                  8
Use of Proceeds                                                              16
Selling Stockholders                                                         17
Plan of Distribution                                                         18
Legal Matters                                                                20
Experts                                                                      20

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with the Commission, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents previously filed by the Company with the Commission (File No. 0-26130) pursuant to the 1934 Act are hereby incorporated by reference in this Prospectus and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by the Company's Amendment to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, filed on November 11, 1998;

     2. The Company's Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998, as amended by the Company's Amendment to the Quarterly Report on Form 10-Q/A for the three-month period ended March 31, 1998, filed on November 20, 1998;

     3. The Company's Quarterly Report on Form 10-Q for the three-month period ended June 30, 1998, as amended by the Company's Amendment to the Quarterly Report on Form 10-Q/A for the three-month period ended June 30, 1998, filed on November 20, 1998;

     4. The Company's Quarterly Report on Form 10-Q for the three-month period ended September 30, 1998, filed on November 12, 1998;

     5. The Company's Current Report on Form 8-K, filed on November 2, 1998, as amended by the Company's Amendment to the Current Report on Form 8-K/A, filed on December 14, 1998;

     6. The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A, dated May 24, 1995, including any amendment or report updating such description; and

     7. The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A, dated May 23, 1997, including any amendment or report updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

         The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference herein.

         Upon written or oral request, the Company will provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein but not delivered with the prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone at (650) 812-6000 to Chief Financial Officer, Legato Systems, Inc., at the headquarters of the Company, 3210 Porter Drive, Palo Alto, California 94304.

                         ------------------------------

             This Prospectus includes trademarks of the Company and
                               other corporations.
                         ------------------------------

                          FORWARD - LOOKING STATEMENTS


         This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this Prospectus under "Risk Factors." In evaluating the Company's business, prospective investors should consider carefully the factors set forth in this Prospectus under "Risk Factors" in addition to the other information set forth in this Prospectus and incorporated by reference herein.

                                   THE COMPANY

     The Company develops, markets and supports network storage management software products for heterogeneous client/server computing environments. The Company believes it is currently a technology leader in the network storage management software market because of the scalability, heterogeneity, performance, ease of use and central administration of its software products. The Company's NetWorker family of products and Global Enterprise Management Systems ("G.E.M.S.") software supports many storage management server platforms and can accommodate a variety of clients, servers, applications, databases and storage devices. The Company utilizes multiple distribution channels, including resellers, OEMs and direct sales. The Company licenses its source code to leading computer system and software suppliers, including Amdahl, Banyan, Data General, Digital, ICL, Nihon-Unisys, NEC, Siemens Nixdorf, Silicon Graphics, Sony, Sun Microsystems, Tandem and Unisys, which port the products to their proprietary platforms, sell the products through their direct and indirect distribution channels and provide primary support for the products after installation. These relationships enable the Company to reach a broad customer base, while reducing development, support and product costs. The Company also has established strategic partnerships with Hewlett-Packard, Informix, Netscape and Oracle.

     The Company was incorporated in Delaware in 1988. The Company's principle executive offices are located at 3210 Porter Drive, Palo Alto, California 94304. Its telephone number is (650) 812-6000. The Company's home page can be located on the world wide web at http://www.legato.com. As used in this Prospectus, the "Company" and "Legato" refer to Legato Systems, Inc. and its subsidiaries.


                               RECENT DEVELOPMENTS

     Acquisition of Software Moguls, Inc.

     On August 6, 1998, the Company acquired the net assets of Software Moguls, Inc., a developer of advanced backup-retrieval products for the Windows NT and UNIX environments, in exchange for 249,999 shares (inclusive of fractional shares paid in cash) of the Company's common stock pursuant to the Agreement and Plan of Reorganization, dated July 30, 1998, by and among Legato Systems, Inc., Aspen Acquisition Corp., Software Moguls, Inc., Sunil Khadilkar (as Shareholders' Representative), Louis C. Cole (as Escrow Agent) and the Selling Stockholders, who were parties thereto (the "Reorganization Agreement"). The combination was accounted for as a pooling of interests. The Company's historical operating results have been restated to reflect the Company's acquisition of Software Moguls, Inc.

     Proposed Acquisition of Qualix Group, Inc.

     On October 25, 1998, the Company entered into a definitive agreement to acquire Qualix Group, Inc. (dba FullTime Software, Inc.), a market leader and leading developer of distributed, enterprise-wide, cross-platform, adaptive computing solutions that enable customers to proactively manage application service level availability. The agreement provides for the issuance of 1,721,000 shares of the Company's common stock in exchange for all the common stock and options of Qualix Group, Inc. The transaction is expected to be completed by late February 1999, and is subject to the satisfaction of standard closing conditions, including regulatory approval and the approval of Qualix Group, Inc. stockholders. The transaction is expected to be accounted for as a pooling of interests.

                                  RISK FACTORS


     In addition to the other information in this Prospectus and in the documents incorporated by reference herein, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

Fluctuations in Quarterly Operating Results; Future Operating Results Uncertain

     The Company's quarterly operating results have in the past varied and may in the future vary significantly depending on a number of factors, including, but not limited to, the size and timing of significant orders; increased competition; market acceptance of new products, applications and product enhancements; changes in pricing policies by the Company and its competitors; the ability of the Company to timely develop, introduce and market new products, applications and product enhancements and to control costs; the Company's success in expanding its sales and marketing programs; technological changes in the network storage management market; the mix of sales among the Company's channels; deferrals of customer orders in anticipation of new products, applications or product enhancements; changes in Company strategy; personnel changes; and general economic factors.

     The Company's future revenues are difficult to predict. The Company operates with virtually no order backlog because its software products typically are shipped shortly after orders are received. In addition, the Company does not recognize revenues on sales to domestic distributors until the products are sold through to end-users. As a result, product license revenues in any quarter are substantially dependent on orders booked and shipped and on sell-through to end-users in that quarter. Revenues for any future quarter are not predictable with any significant degree of certainty. Product licenses and software services and support revenues are difficult to forecast because the network storage management market is rapidly evolving and the Company's sales cycle varies substantially from customer to customer. The Company has become increasingly dependent upon the larger enterprise license transactions to corporate customers, which often include product license, service and support components. The Company's operating results are sensitive to the timing of such orders and are subject to purchasing cycles and budgetary constraints of the customer, which are difficult to predict. Due to the lengthier sales cycle and the larger size of enterprise license transactions, if orders forecasted for a particular quarter are not realized in that quarter, the Company's operating results for that quarter may be adversely affected. Royalty revenues are substantially dependent upon product license sales by OEMs of their products that incorporate the Company's software. Accordingly, royalty revenues are subject to OEMs' product cycles, which are also difficult to predict. Royalty revenues are further impacted by fluctuations in licensing activity from quarter-to-quarter, because initial license fees generally are non-recurring and recognized upon the signing of the license agreement. The Company's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, operating results are likely to be adversely affected. Net income may be disproportionately affected by a reduction in revenues because a proportionately smaller amount of the Company's expenses varies with its revenues. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is possible that in some future quarters the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's common stock would likely be materially adversely affected.

Competition

     The network storage management market is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. Competitors vary in size and in the scope and breadth of the products and services offered. The Company's major competitors on the Novell NetWare and Windows NT platforms include Computer Associates (Cheyenne Software) and Seagate (Palindrome and Arcada); on the Sun Solaris/SunOS platform include Computer Associates (Legent/Lachman), EMC2 (Epoch), Peripheral Devices (Delta Microsystems), Spectra Logic and Veritas; on the AIX platform include IBM; and on the HP-UX platform include Hewlett Packard. In the future, as the Company enters new markets, the Company expects that such markets will have additional, market-specific competitors. In addition, many of the Company's existing competitors are broadening their platform coverage. The Company also expects increased competition from systems and network management companies, especially those that have historically focused on the mainframe market and are broadening their focus to include the client/server market. In addition, because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition.

     Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products than the Company. The Company also expects that competition will increase as a result of future software industry consolidations, which have occurred in the network storage management market in the past and are expected to occur in the future. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, network operating system vendors could introduce new or upgrade existing operating systems or environments that include storage management functionality offered by the Company's products, which could render the Company's products obsolete and unmarketable. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition.

Product Concentration

     The Company currently derives a substantial majority of its revenues from its NetWorker software products and related services, and the Company expects that revenues from NetWorker will continue to account for a majority of the Company's revenues for the foreseeable future. Broad market acceptance of NetWorker is, therefore, critical to the Company's future success. As a result, a decline in unit prices of or demand for NetWorker, or failure to achieve broad market acceptance of NetWorker, as a result of competition, technological change or otherwise, would have a material adverse effect on the business, operating results and financial condition of the Company. The life cycle of NetWorker is difficult to estimate due in large measure to the recent emergence of the Company's market, the effect of new products, applications or product enhancements, technological changes in the network storage management environment in which NetWorker operates and future competition. The Company's future financial performance will depend in part on the successful development, introduction and market acceptance of new products, applications and product enhancements. There can be no assurance that the Company will continue to be successful in marketing and licensing NetWorker or any new products, applications, product enhancements and related services.

Dependence on New Software Products; Rapid Technological Change

     The network storage management market is characterized by rapid technological change, changing customer needs, frequent new software product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products obsolete and unmarketable. The Company's future success will depend upon its ability to develop and introduce new software products (including new releases, applications and enhancements) on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing and marketing new products that respond to technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products, or that its new products will adequately meet the requirements of the marketplace or achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially adversely affected. The Company currently has plans to introduce and market several potential new products in the next twelve months. Some of the Company's competitors currently offer certain of these potential new products. Due to the complexity of client/server software and the difficulty in gauging the engineering effort required to produce these potential new products, such potential new products are subject to significant technical risks. There can be no assurance that such potential new products will be introduced on a timely basis or at all. In the past, the Company has experienced delays in the commencement of commercial shipments of its new products, resulting in customer frustrations and delay or loss of product revenues. If potential new products are delayed or do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. The Company has also, in the past, experienced delays in purchases of its products by customers anticipating the launch of new products by the Company. There can be no assurance that material order deferrals in anticipation of new product introductions will not occur, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. The Company has in the past discovered software errors in certain of its new products after their introduction and has experienced delays or lost revenues during the period required to correct these errors. Although the Company has not experienced material adverse effects resulting from any such errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.

Risks Associated with Reliance on Enterprise License Transactions;
     Resellers; Strategy of Expanding OEM Channel

     An integral part of the Company's strategy is to pursue larger enterprise license transactions with corporate customers. As there has been an increasing number of larger enterprise license transactions, which may often include product license, service and support components, the Company's operating results are sensitive to the timing of such orders. These transactions are typically difficult to manage and predict. The execution of such larger enterprise license transactions typically involves significant technical evaluation and commitment of capital and other resources, with the delays frequently associated with customers' internal procedures, including delays to approve large capital expenditures, to implement the deployment of new technologies within their networks, and to test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with the completing an enterprise license transaction is typically lengthy, generally lasting three to six months, is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, that are beyond the Company's control, and varies substantially from transaction to transaction. Due to the lengthy sales cycle and the large size of certain transactions, if orders forecasted for a specific transaction for a particular quarter are not realized in that quarter, the Company's operating results for that quarter may be adversely affected. There can be no assurance that the Company will continue to complete or increase the number of such larger enterprise license transactions, and the inability to do so could materially adversely affect the Company's business, operating results and financial condition.

     The Company relies significantly on its distributors, systems integrators and value added resellers (collectively, "resellers") for the marketing and distribution of its products. The Company's agreements with resellers are generally not exclusive and in many cases may be terminated by either party without cause. Many of the Company's resellers carry product lines that are competitive with those of the Company. There can be no assurance that these resellers will give a high priority to the marketing of the Company's products (they may, in fact, give a higher priority to other products, including the products of competitors) or that they will continue to carry the Company's products. Events or occurrences of this nature could materially adversely affect the Company's business, operating results and financial condition. The Company's results of operations could also be materially adversely affected by changes in reseller inventory strategies, which could occur rapidly, and in many cases, may not be related to end user demand. There can be no assurance that the Company will retain any of its current resellers, nor can there be any assurance that the Company will be successful in recruiting replacement or new organizations to represent it. Any such changes in the Company's distribution channels could materially adversely affect the Company's business, operating results and financial condition.

     The Company's strategy is also to increase the proportion of the Company's customers licensed through OEMs. The Company is currently investing, and intends to continue to invest, resources to develop this channel, which could materially adversely affect the Company's operating margins. There can be no assurance that the Company will be successful in its efforts to increase the revenues represented by this channel. The Company is dependent upon its OEMs' ability to develop new products, applications and product enhancements on a timely and cost-effective basis that will meet changing customer needs and respond to emerging industry standards and other technological changes. There is no assurance that the Company's OEMs will effectively meet these technological challenges. These OEMs are not within the control of the Company, may incorporate into their products the technologies of other companies in addition to those of the Company and are not obligated to purchase products from the Company. In addition, the Company's OEMs generally have exclusive rights to the Company's technology on their respective platforms, subject to certain minimum royalty obligations. There can be no assurance that any OEM will continue to carry the Company's products, and the inability to recruit, or the loss of, important OEMs could materially adversely affect the Company's business, operating results and financial condition.

International Operations; Risks Associated with International Sales

     The Company  believes  that its  continued  growth and  profitability  will require further expansion of its international operations. In order to successfully expand international sales, the Company must establish additional foreign operations, hire additional personnel and recruit additional international resellers. This will require significant management attention and financial resources and could materially adversely affect the Company's operating margins. To the extent that the Company is unable to effect these additions in a timely manner, the Company's growth, if any, in international sales will be limited, and the Company's business, operating results and financial condition could be materially adversely affected. In addition, there can be no assurance that the Company will be able to maintain or increase international market demand for the Company's products. The Company's international sales are currently denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets. In some markets, localization of the Company's products is essential to achieve market penetration. The Company may incur substantial costs and experience delays in localizing its products, and there can be no assurance that any localized product will ever generate significant revenues. In addition, the Company relies significantly on its distributors and other resellers in international sales efforts. Since these distributors and other resellers are not employees of the Company and typically do not offer the Company's products exclusively, there can be no assurance that they will continue to market the Company's products. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, lack of acceptance of localized products, if any, in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, operating results and financial condition.

Management of Expanding Operations

     The Company has recently experienced a period of significant expansion of its operations that has placed a significant strain upon its management systems and resources. In addition, the Company has recently hired a significant number of employees, and plans to further increase its total headcount. The Company also plans to expand the geographic scope of its customer base and operations. This expansion has resulted and will continue to result in substantial demands on the Company's management resources. From time to time, the Company receives customer complaints about the timeliness and accuracy of customer support. Although the Company plans to add customer support personnel in order to address current customer support needs and intends to closely monitor progress in this area, there can be no assurance that these efforts will be successful. If the Company's efforts are not successful, the Company's business, operating results and financial condition could be materially adversely affected. The Company's ability to compete effectively and to manage future expansion of its operations, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition.

Risks Related to Acquisitions

     On August, 6, 1998, the Company acquired Software Moguls, Inc. ("SMI"), a developer of advanced backup-retrieval products for the Windows NT and UNIX environments. SMI is based in Eden Prairie, Minnesota and had 32 employees as of August 6, 1998. Legato expects that it will face numerous challenges in integrating the SMI operations and employees into the Company. If such integration is not successful, the Company's business, operating results and financial condition could be materially adversely effected.

     On October 25, 1998, the Company entered into a definitive agreement to acquire Qualix Group, Inc. (dba FullTime Software, Inc.). The agreement provides for the issuance of 1,721,000 shares of the Company's common stock in exchange for all the common stock and options of Qualix Group, Inc. The transaction is expected to be completed by late February 1999, and is subject to the satisfaction of standard closing conditions, including regulatory approval and the approval of Qualix Group, Inc. stockholders. The transaction is expected to be accounted for as a pooling of interests. The Company intends to file with the Securities and Exchange Commission, in January 1999, a Registration Statement on Form S-4 related to the acquisition of Qualix Group, Inc. If the acquisition is consummated, the Company expects that it will still face numerous challenges in integrating the operations and employees of Qualix Group, Inc., into the Company. If such integration is not successful, the Company's business,
operating  results  and  financial  condition  could  be  materially   adversely
effected.

     The Company may make acquisitions in the future. Acquisitions of companies, products or technologies entail numerous risks, including: an inability to successfully assimilate acquired operations and products; diversion of management's attention; loss of key employees of acquired companies; and substantial transaction costs.

     Some of the products acquired may require significant additional development before they can be marketed and may not generate revenue at levels anticipated by the Company. Moreover, future acquisitions by the Company may result in dilutive issuances of its equity securities, the incurrence of debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense. Any such problems or factors could materially adversely affect the Company's business, financial condition and results of operations.

Dependence Upon Key Personnel

     The Company's future performance also depends in significant part upon the continued service of its key technical and senior management personnel, none of whom is bound by an employment agreement. The loss of the services of one or more of the Company's officers or other key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical and managerial employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future.

Dependence on Growth in the Network Storage Management Market;
     General Economic and Market Conditions

     All of the Company's business is in the network storage management market, which is still an emerging market. The Company's future financial performance will depend in large part on continued growth in the number of organizations adopting network storage management solutions for their client/server computing environments. There can be no assurance that the market for network storage management will continue to grow. If the network storage management market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected. During recent years, segments of the computer industry have experienced significant economic downturns characterized by decreased product demand, production overcapacity, price erosion, work slowdowns and layoffs. The Company's operations may in the future experience substantial fluctuations from period-to-period as a consequence of such industry patterns, general economic conditions affecting the timing of orders from major customers, and other factors affecting capital spending. There can be no assurance that such factors will not have a material adverse effect on the Company's business, operating results or financial condition.

Dependence on Proprietary Technology; Risks of Infringement

     The Company depends significantly upon proprietary technology. The Company relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under patent, trade secret and copyright laws, which afford only limited protection. There can be no assurance that the Company will develop proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the Company's ability to do business. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and although the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In licensing its products (other than in enterprise license transactions), the Company relies primarily on "shrink wrap" licenses that are not signed by licensees, and, therefore, such licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around patents issued to the Company or other intellectual property rights of the Company.

     There have also been substantial amounts of litigation in the software industry regarding intellectual property rights. The Company has from time to time received claims that it is infringing third parties' intellectual property rights, and there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

Product Liability

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. In licensing its products (other than in enterprise license transactions), the Company relies primarily on "shrink wrap" licenses that are not signed by licensees, and, therefore, such licenses may be unenforceable under the laws of certain jurisdictions. As a result of these and other factors, the limitation of liability provisions contained in the Company's license agreements may not be effective. The Company's products can be used to manage data critical to organizations, and, as a result, the sale and support of products by the Company may entail the risk of product liability claims. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies will need to be upgraded to comply with such "Year 2000" requirements. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

     The Company has conducted Year 2000 compliance reviews for current versions of the Company's products. The review includes assessment, implementation, validation testing and contingency planning. The Company continues to respond to customer concerns about prior versions of the Company's products on a case-by-case basis. Although the Company believes its software products are Year 2000 compliant, there can be no assurance that the Company's software products contain all the necessary software routines and programs for the accurate calculation, display, storage and manipulation of data involving dates. If the Company's software products do not contain all the necessary software routines and programs for the accurate calculation, display, storage and manipulation of data involving dates, it would have a material adverse effect on the Company's business, operating results and financial condition.

     The Company has tested software obtained from third parties that is incorporated into the Company's products, and is seeking assurances from vendors that licensed software is Year 2000 compliant. Despite testing by the Company and by current and potential customers, and assurances from developers of products incorporated into the Company's products, such products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products may result in delay or loss of revenue, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could materially adversely affect the Company's business, operating results, or financial condition.

     The Company does not currently have any information concerning the Year 2000 compliance status of our customers. As is the case with other similarly situated software companies, if our current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures to address Year 2000 compliance problems, the Company's business, results of operations, or financial condition could be materially adversely affected.

     The Company has  initiated  an  assessment  of material  internal  systems.
Although the Company believes the software and hardware it uses internally comply with Year 2000 requirements and is not aware of any material operational issues or costs associated with preparing its internally used software and hardware for the Year 2000, there can be no assurances that the Company will not experience serious, unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems. The occurrence of any of the foregoing could have a material adverse effect on the Company's business, operating results or financial condition.

     The Company has funded its Year 2000 compliance review from operating cash flows and has not separately accounted for these costs in the past. The Company will incur additional amounts related to the Year 2000 compliance review for administrative personnel to manage the review, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. However, management does not anticipate that the Company will incur significant operating expenses or be required to invest heavily in computer systems improvements to be Year 2000 compliant.

Possible Volatility of Stock Price

     The trading price of the Company's common stock has been subject to wide fluctuations. The trading price of the Company's common stock could be subject to wide fluctuations in the future in response to quarterly variations in operating results, announcements of technological innovations or new products, applications or product enhancements by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's common stock.

                                 USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS


         The following table sets forth certain information, as of December 8, 1998, with respect to the number of shares of Common Stock owned by the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

         The Shares being offered by the Selling Stockholders were acquired from the Company in the Company's acquisition of Software Moguls, Inc., pursuant to the Reorganization Agreement on August 6, 1998. The Common Stock was issued pursuant to an exemption from the registration requirements of the Securities Act. The Selling Stockholders represented to the Company that they were acquiring the Shares for investment and with no present intention of distributing the Shares.

         The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, as amended, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use commercially reasonable efforts to keep such Registration Statement effective until the earlier of such time as (i) all the shares have been sold or
(ii) all the Shares may be sold under Rule 144 of the Securities Act in any three-month period.

         The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                  Shares Beneficially Owned                             Shares Beneficially Owned
                                      Prior to Offering                                    After the Offering

Name and Address of               Number of                      Number of Shares     Number of
Selling Stockholders               Shares        Percent(1)        Being Offered        Shares       Percent(1)
---------------------               ------        -------           -------------       ------        -------
Estate of Vinod Gupta                  90,036        *                 90,036                0        -
(Pratibha Gupta, Personal
Representative)
14835 Cherry Lane
Minnetonka, MN 55345

Charu Gupta                            30,012        *                 30,012                0        -
14835 Cherry Lane
Minnetonka, MN 55345

Shalini Gupta                          30,012        *                 30,012                0        -
14835 Cherry Lane
Minnetonka, MN 55345

Sunil S. and Vashuda                   69,927        *                 69,927                0        -
Khadilkar JTWROS
17205 Vantage Court
Eden Prairie, MN 55347

Sunil Khadilkar as Custodian           15,006        *                 15,006                0        -
for Harshad S. Khadilkar
under MN UTMA
17205 Vantage Court
Eden Prairie, MN 55347

Sunil Khadilkar, as Custodian          15,006        *                 15,006                0        -
for Himanshu Khadilkar under
MN UTMA
17205 Vantage Court
Eden Prairie, MN 55347

TOTAL                                 249,999          * %            249,999                0          - %
                                      =======          ==             =======              ====          ==

-----------------
*    Less than 1%

(1) Applicable percentage ownership is based upon 37,608,006 shares of Common Stock outstanding on December 8, 1998 and option shares outstanding immediately prior to and immediately following the completion of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of December 8, 1998 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

         The Company is registering the Shares offered by the Selling Stockholders hereunder pursuant to contractual registration rights contained in the Registration Rights Agreement, dated July 30, 1998, by and among the Company and the Selling Stockholders (the "Registration Rights Agreement"). The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time as described below. The Company has agreed to use commercially reasonable efforts to keep such Registration Statement effective until the earlier of such time as (i) all the Shares have been sold or (ii) all the Shares may be sold under Rule 144 of the Securities Act in any three-month period.

         The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares. Brokers-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

         In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares covered hereby, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. A Selling Stockholder may also loan or pledge the Shares covered hereby to a broker-dealer and the broker-dealer may sell the Shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

         The Selling Stockholders will pay all commissions and other expenses associated with the sale of Shares by them. The Shares offered hereby are being registered pursuant to contractual obligations of the Company under the Registration Rights Agreement, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                  LEGAL MATTERS


         The legality of the securities offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                     EXPERTS


         The consolidated balance sheets of the Company as of December 31, 1997, and 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997 incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of Qualix Group, Inc. as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998 are incorporated in this prospectus by reference from Legato Systems, Inc. current report on Form 8-K/A filed on December 14, 1998. Such consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson, Selling Stockholders or any other person has been authorized to give any information or make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the Prospectus.


                                 249,999 Shares


                              LEGATO SYSTEMS, INC.


                                  Common Stock


                                  -------------


                               December 17, 1998

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